EXHIBIT 10.1

                                                    IVAX Corporation
                                                    4400 Biscayne Boulevard
                                                    Miami, Florida  33137
                                                    Telephone 305-575-6000



                              FOR IMMEDIATE RELEASE

          IVAX CORPORATION PROVIDES OUTLOOK FOR SECOND QUARTER EARNINGS


         Miami, Florida, June 27, 1996 -- IVAX Corporation (AMEX: IVX) said today that the confluence of three factors relating to its U.S. generic drug business -- significant customer inventories of important generic drugs, price declines for certain generic drugs, and related credits provided to customers -- will adversely affect its second quarter financial results. As a consequence, IVAX estimates that earnings before extraordinary items for the quarter ending June 30, 1996, will be between $.06 to $.08 per share. This estimate includes an expected contribution of approximately $.05 per share from a one-time tax benefit, described below. IVAX expects to issue a press release reporting its definitive second quarter earnings in late July.

         "Although our business and strategies remain sound and our industry holds great promise for continued growth, I regret to report that quarterly results that will fall significantly short of the record earnings of our recent quarters," said Phillip Frost, M.D., IVAX' Chairman and Chief Executive Officer. "Since the beginning of 1995, we have launched a large number of generic drugs and several of our customers have established significant inventories of many of these and other IVAX generic products. Prices for certain of these drugs have declined, however, following launches of generic versions of the same drugs by competitors who have adopted aggressive pricing strategies."

         "As is the practice in the industry, where necessary, we adjust certain customers' accounts with credits or other allowances to reflect price declines. We offer these credits to put customers who establish inventories on a level playing field with customers who wait for lower prices, and to help us earn shelf space, market share and, above all, customer loyalty. Given the occurrence of price declines at a time of significant inventory levels, we expect that these credits will reduce our 1996 second quarter net revenues and operating income by approximately $18 million. The quarter is additionally challenged, although to a lesser degree, by the simple fact that price declines have reduced margins and significant customer inventories have reduced reorders. Although reorders should improve as inventories are depleted, we expect to be addressing all of these factors to some extent for the balance of the year."

         Included in IVAX' earnings estimate is a one-time tax benefit. As part of an audit of certain of the tax returns of IVAX' McGaw subsidiary, the Internal Revenue Service has proposed that McGaw modify the amortization schedule of some of McGaw's intangible assets. These modifications will decrease the amortization deductions during the periods prior to McGaw's acquisition by IVAX, thereby reducing McGaw's net operating loss carryforwards for those periods and increasing amortization deductions for subsequent periods. The future benefit to be

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IVAX Corporation Press Release
June 27, 1996
Page 2



derived from the amortization deductions will generate a deferred tax asset which is expected to be recognized by IVAX in the second quarter. The recognition of this tax asset is subject to execution of an agreement with the IRS, which is expected to occur in July, although no assurance can be given that the agreement will be executed or that it will contain the terms described. The modifications would result in an approximate $6.5 million reduction in the tax provision for the second quarter, contributing approximately $.05 to quarterly earnings per share.

         As previously announced, in the second quarter IVAX will report an extraordinary charge of approximately $2.1 million (net of tax) relating to the redemption of McGaw's 10-3/8% Senior Notes, which will reduce second quarter earnings per share by approximately $.02.

         Dr. Frost offered additional observations: "Despite the anticipated decrease in second quarter earnings, we remain confident of IVAX' long-term prospects. As we have all seen, the long-term rewards offered by the generic drug industry are, from time to time, balanced with short-term earnings volatility. Nevertheless, we are satisfied that we have built and continue to advance the most prolific and valuable generic drug development program in the world. Our program has pioneered many, if not the majority, of the most technically challenging, commercially significant generic drugs on the market, and has active development projects for many more. Our program was not developed for the purpose of delivering specified earnings in a given quarter of a particular year. We try to deliver an expanding array of valuable generic drugs that have the potential, year over year, to generate earnings growth, reward investors and benefit society. Without diminishing the significance of the pricing and related issues which impacted results in this quarter, we did not build a program that shies from competition or is reliant for ultimate growth on the price stability of specific drugs at a point in time. That would be shortsighted in an industry the societal purpose of which is to foster competition and reduce health care costs. Rather, we have established a broad-based, highly ambitious program which has developed, and is capable of continuing to develop, generic versions of a significant number of important off-patent brand drugs."

         The estimates of second quarter earnings contained in this release are not actual results and are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time, including the assumption that prices for IVAX' important U.S. generic products will remain at current levels through the end of the quarter. Historically, a material portion of the revenues from IVAX' U.S. generic drug business has been generated towards the end of each quarter. Accordingly, actual results for the quarter are difficult to predict with certainty, and may differ from the estimate set forth above.

         Statements made in this press release, including those relating to estimated second quarter results, are forward looking and are made pursuant to the safe harbor provisions of the Securities

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IVAX Corporation Press Release
June 27, 1996
Page 3



Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. In addition to the factors set forth elsewhere in this release, the economic, competitive, governmental, technological and other factors identified in IVAX' filings with the Securities and Exchange Commission could affect such results.

         IVAX Corporation, headquartered in Miami, Florida, is a holding company with subsidiaries engaged primarily in the research, development, manufacture and marketing of health care products, including generic and branded pharmaceuticals, intravenous solutions and related products, and IN VITRO diagnostics.


                                    CONTACTS:

                                   Joseph C. Jones
                                   Vice President -
                                   Investor Relations
                                   IVAX Corporation
                                   305-575-6042


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